Exhibit 10.8









                     EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

                                  M.G.A., INC.

                                       AND

                                 STEVEN M. HAMIL

                                      DATED

                               NOVEMBER 14, 1997








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                                TABLE OF CONTENTS

                         EXECUTIVE EMPLOYMENT AGREEMENT


    PARAGRAPH                                                         PAGE NO.
    ---------                                                         --------
       1.                Background                                       3
       2.                Definitions                                      3
       3.                Employment                                       6
       4.                Responsibilities                                 6
       5.                Non-Stock Compensation and Reimbursements        7
       6.                Stock Based Compensation                         9
       7.                [Intentionally Left Blank]                       9
       8.                Termination                                     10
       9.                Proprietary Information                         10
      10.                Covenant Not To Compete                         11
      11.                Severability                                    12
      12.                Attorneys' Fees                                 12
      13.                Headings                                        12
      14.                Notices                                         12
      15.                General Provisions                              13
      16.                Entire Agreement                                13




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                         EXECUTIVE EMPLOYMENT AGREEMENT


              This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 14th day of November, 1997 by and between M.G.A., INC., a Delaware corporation with its principal offices at 739 West Main Street, Dothan, Alabama 36301 (the "Company") and STEVEN M. HAMIL ("Employee"), an individual, and shall be effective on the Effective Date, as defined below.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto, the parties do hereby covenant and agree as follows:

              1. Background.

                 A. The Company is engaged in the business of owning, managing, and operating video specialty stores.

                 B. The Company desires to secure and retain the services of Employee, and such services are considered by the Company to be valuable with regard to the business of owning, managing and operating video specialty stores.

                 C. Employee has been serving as Vice President, Controller and Chief Accounting Officer of the Company, and Employee desires to continue in the full and active employ of the Company in accordance with the terms and conditions herein set forth.

              2. Definitions.

                 As used in this Agreement, the following terms shall have the meaning as set forth below, and the parties hereto agree to be bound by the provisions hereof:

                 A. Area means the geographic area of the forty-eight (48) contiguous continental states of the United States which is the area in which operations are performed, supervised, or assisted in by Employee on behalf of the Company, both as of the date hereof and as are anticipated to be conducted throughout the Term.

                 B. Board of Directors means the Board of Directors of the Company.

                 C. Change of Control means the occurrence during the Term of any of the following events:

                    (i) Merger or consolidation where the Company is not the consolidated, continuing or surviving company, and the surviving or resulting company does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, Employee's corporate position is eliminated, or the scope of Employee's position, authority, duties or responsibilities is materially diminished;

                    (ii) Transfer of all or substantially all of the assets or stock of the Company, and the transferee of the Company's assets or stock does not expressly agree to be bound by and have the benefits of the provisions of this Agreement, Employee's corporate position is eliminated or the scope of Employee's position, authority, duties or responsibilities is materially diminished;

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                    (iii) Change in control of Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date thereof, and any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial holder directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of Company's then outstanding securities, and the Employee's corporate position is eliminated, or the scope of
Employee's  position,   authority,  duties  or  responsibilities  is  materially
diminished; or

                    (iv) discontinuation of the business by Company.

                 D. Chief Executive Officer means the Chief Executive Officer of the Company from time to time.

                 E. Company means M.G.A., Inc., its parent corporation, Movie Gallery, Inc., and successors.

                 F. Constructive Termination means a termination of this Agreement resulting from any material failure by the Company to fulfill its obligations under this Agreement which is not cured within thirty (30) days after receipt of written notice by the Company from Employee specifying the nature of the failure, which failure shall include, but shall not be limited to,
(a) removal of Employee, other than removal as a result of a Termination With Cause or a Voluntary Termination, as Controller and Chief Accounting Officer of the Company or any material change by the Company in the position (including status, offices, titles and reporting requirements), authority, duties or responsibilities of Employee during the Term from those in which Employee was engaged as Controller and Chief Accounting Officer of the Company on the Effective Date, without the written consent of Employee, (b) a material, non voluntary reduction in Employee's Base Salary and/or eligibility for bonus amounts, or (c) the occurrence of a Change of Control. Constructive Termination shall occur only (A) after receipt by the Company of written notice from Employee specifying Employee's reasonable belief that an event of Constructive Termination has occurred, as defined herein, and (B) if Employee provides such notice to the Company and the Board of Directors within sixty (60) days after the date of such event.

                 G. Effective Date means November 14, 1997.

                 H. [Intentionally Left Blank]

                 I. Initial Term means the period beginning on the Effective Date and ending on the date which is twelve (12) months following the Effective Date.

                 J. Permanent Disability means a physical or mental condition which renders Employee incapable of performing his regular duties hereunder for a period of one hundred twenty (120) consecutive days. In the event of any disagreement between Employee and the Company as to whether Employee is suffering from Permanent Disability, the determination of Employee's Permanent Disability shall be made by one or more board certified licensed physicians practicing the specialty of medicine applicable to Employee's disorder in accordance with the provisions of this Subsection J. If either the Company or Employee desires to initiate the procedure provided in this Section, such party (the "Initiating Party") shall deliver written notice to the other party (the "Responding Party") in accordance with the provisions of this Agreement specifying that the Initiating Party desires to proceed with a medical examination and the procedures specified in this Section. Such notice shall include the name, address and telephone number of the physician selected by the Initiating party (the "Disability Examination Notice"). If the Responding Party


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fails within  thirty (30) days after the receipt of the  Disability  Examination
Notice to designate a physician meeting the standards specified herein, the physician designated by the Initiating Party in the Disability Examination Notice shall make the determination of Permanent Disability as provided in this Section. If the Responding Party by written notice notifies the Initiating Party within thirty (30) days of the receipt by the Responding Party of the Disability Examination Notice by notice specifying the physician selected by the Responding Party for purposes of this Section, then each of the two physicians as so designated by the respective parties shall each examine Employee. Examinations shall be made by each such physician within thirty (30) days of such physician's respective designation. Each physician shall render a written report as to
whether  Employee  is,  in  such  physician's   opinion,   suffering   Permanent
Disability. If the two physicians agree on the status of Employee for purposes of this Section, such determination shall be conclusive and dispositive for all purposes of this Section. If the two physicians cannot agree, the two physicians shall jointly select a third physician meeting the standards specified in this Section within thirty (30) days after the later report of the two physicians is submitted. The third physician shall render a written report on the status of Employee within thirty (30) days of selection and such report shall be dispositive for purposes of this Section. For purposes of this Subsection J, Employee agrees that he shall promptly submit to such examinations and tests as such physicians shall reasonably request for purposes of making a determination of Permanent Disability as provided herein. Failure or refusal of the Company to designate a licensed physician to make a determination of Permanent Disability as required in accordance with this Section or of Employee to submit to the examination as required by this Section shall constitute a conclusive admission by the Company or Employee, as appropriate, that Employee is suffering from a Permanent Disability as provided herein.

                 K. Renewal Term means the period, if any, following the Initial Term during which the Agreement is extended as set forth in Section 8B.

                 L. [Intentionally Left Blank]

                 M.  Severance  Amount  shall  have the  meaning as set forth in
Section 5C.

                 N. Term means the Initial Term and any Renewal Term.

                 0. Termination Date means the following: (a) with respect to Termination With Cause, thirty (30) days after the date the Company notifies Employee in writing of the actions described in Subsection 2P(i) and the termination of this Agreement based thereon, or the date which is thirty (30) days after written notice of violation to Employee pursuant to Subsection 2P(ii) not cured by Employee; (b) with respect to the death of Employee, the date of his death; (c) with respect to Termination Without Cause, thirty (30) days after the date on which the Company gives Employee notice of Termination Without Cause; (d) with respect to Voluntary Termination, thirty (30) days after the date on which Employee unilaterally terminates his employment relationship with the Company; (e) with respect to the Permanent Disability of Employee, the date Employee is determined to be suffering from Permanent Disability, as provided in Subsection 2J; and (f) with respect to Constructive Termination, the date which is thirty (30) days after the receipt by the Company of the notice specified in Subsection 2F.

                 P. Termination With Cause means the termination of this Agreement and the employment relationship of Employee with the Company, only for the following:

                    (i) Theft or embezzlement with regard to material property of the Company; or

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

                    (ii) Continued  neglect by Employee in fulfilling his duties as Controller and Chief Accounting Officer of the Company as a result of alcoholism, drug addiction or nervous breakdown, intentional neglect, insubordination, or excessive unauthorized absenteeism by Employee, after written notification thereof from the Chief Executive Officer or Board of Directors, setting forth in detail the matters involved, and Employee's failure to cure the problems or matters set forth in such notice within a reasonable time.

                 Q. Termination Without Cause means any of the following:

                    (i) A termination by the Company of this Agreement and the employment relationship of Employee with the Company during the Term which is not a Termination With Cause, a Voluntary Termination or a Constructive Termination, including the expiration of the Term as a result of the Company electing not to renew this Agreement at the end of the Initial Term or any Renewal Term which ends prior to Employee reaching the age of sixty-five (65) years.
                    (ii) Any relocation of Employee by the Company, not agreed to in writing by the Employee (which must reference this Agreement), to a location other than Dothan, Alabama.

                 R. Triggering Event means (i) a termination of Employee's employment by the Company during the Term due to a Termination Without Cause or
(ii) a Constructive Termination of Employee's employment with the Company.

                 S. Video Business means the business engaged in by the Company in owning, managing and operating video specialty stores, and all ancillary services relating to the ownership, management and operation of video specialty stores.

                 T. Voluntary Termination means unilateral termination by Employee of his employment with the Company prior to the end of the Term and in the absence of a Triggering Event, or as a result of Employee electing not to renew this Agreement at the end of the Initial Term or any Renewal Term. Notice by Employee to the Company of a failure by the Company to fulfill its obligations under this Agreement pursuant to Section 2F shall not constitute a Voluntary Termination for purposes of this Agreement.

              3. Employment. The Company, through its Board of Directors, agrees to employ Employee in the office of Vice President, Controller and Chief Accounting Officer of the Company for the Term, and Employee agrees to accept such employment and office upon the terms and conditions set forth herein. The Company may promote or elevate Employee to higher offices or positions in the Company.

              4. Responsibilities. Pursuant to this Agreement, Employee shall assume the responsibilities, perform the duties, and exercise the powers as Vice President, Controller and Chief Accounting Officer of the Company, as set forth in the Bylaws of the Company or as designated, assigned or set forth by the Chief Executive Officer or Board of Directors and consistent with the responsibilities, duties and powers exercised by Employee as Vice President, Controller and Chief Accounting Officer of the Company as of the Effective Date and such other duties as may be assigned from time to time by the Chief Executive Officer or Board of Directors. The Employee agrees to devote his full time and efforts to the performance of his duties as Vice President, Controller and Chief Accounting Officer of the Company. The Employee agrees that he will not engage in any other gainful occupation during the term of this Agreement, without the prior written consent of the Company. Nothing contained herein shall


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be  construed,   however,  to  prevent  the  Employee  from  personal  business, charitable and professional activities, from trading, for his own account and benefit, in stocks, bonds, securities, real estate, commodities, or other forms of investments. Employee agrees to comply with the Company's policies, rules and regulations as determined by the Chief Executive Officer or Board of Directors.

              5. Non-Stock Compensation and Reimbursements. The Company shall pay, and Employee agrees to accept, as partial compensation for services to be rendered hereunder during the Term, the remuneration described below:

                 A. Annual Salary. The Company shall pay Employee a base annual salary as of the Effective Date of Ninety Thousand and No/100 Dollars ($90,000.00) per year, subject to such increases as the Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion deems appropriate in accordance with the Company's customary procedures regarding the salaries of its executive officers ("Base Salary"). The Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased. The Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than monthly.

                 B. Bonuses. During the Term, Employee shall be entitled to participate in the Company's quarterly salaried employee bonus program, pursuant to which Employee shall be eligible to receive bonuses of up to twenty percent (20%) of Base Salary. Fifty percent (50%) of such bonus shall be discretionary with the Chief Executive Officer, and fifty percent (50%) shall be based upon the achievement of corporate earnings goals as set by the Chief Executive Officer and Chief Financial Officer; provided, however, Employee shall receive a guaranteed bonus of not less than Three Thousand and No/100 Dollars ($3,000.00) per quarter. During the Term, Employee shall be entitled to participate in other incentive and/or bonus, cash and equity compensation plans of the Company which provide benefits to senior officers, as determined by the Board of Directors of the Company.

                 C. Severance Payments and Agreements.

                    (i) Upon the occurrence of a Triggering Event, Employee shall be deemed to have earned the Severance Amount, as defined below, on the effective date of the Triggering Event. The obligation of the Company under this Subsection 5C(i) shall take the place of any other obligations of the Company under this Section 5 to pay to Employee for the balance of the Term Employee's then Base Salary pursuant to Subsection 5A.

                    (ii) For purposes of this Agreement, the term Severance Amount shall mean the following: (a) if a Triggering Event occurs as a result of a Constructive Termination in connection with a Change of Control, the Severance Amount shall be an amount equal to one and one half (1 1/2) times Employee's Base Salary; (b) if a Triggering Event (other than a Constructive Termination in connection with a Change of Control) occurs within one hundred eighty (180) days prior or subsequent to the date of a Change of Control, or is in any way related to, results from, arises out of, or is in connection with a Change of Control, the Severance Amount shall be an amount equal to one and one half (1 1/2) times Employee's Base Salary; or (c) if a Triggering Event otherwise occurs, the Severance Amount shall be an amount equal to one (1) times Employee's Base Salary.

                    (iii)  If the  Severance  Amount  payable  pursuant  to this
Section is an amount equal to one and one-half (1 1/2) times Employee's Base Salary, then the Severance Amount shall be paid within thirty (30) days of the date of the Triggering Event. Otherwise, the Severance Amount payable pursuant


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to this Section  shall be paid over the twelve (12) month period  following  the
Triggering Event according to the Company's payroll practices and procedures in effect at the time of the Triggering Event.

                    (iv) Upon the occurrence of a Triggering Event, any and all stock options to purchase shares of the Company's Common Stock which are held by Employee shall become one hundred percent (100%) vested and immediately exercisable as of the date of such Triggering Event, and shall be exercisable by the Employee over the balance of the remaining stated term of any such stock options (which term shall be the term applicable to the Employee in the absence of termination of employment), notwithstanding any provision contained in the stock option agreement to the contrary.

                    (v) [Intentionally Left Blank]

                    (vi) Any controversy or claim arising out of or relating to whether termination of Employee's employment is due to a Triggering Event, or is a Termination With Cause, a Termination Without Cause, a Constructive Termination or a Voluntary Termination as provided herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA"). Arbitration shall be initiated by a party by giving notice in the manner set forth herein to the other party of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount claimed, if any, and the remedy sought. The initiating party shall then file a copy or copies of the notice as set forth under the Rules. Dothan, Alabama shall be the location where the arbitration is held. The parties shall agree upon and appoint three (3) arbitrators in accordance with the Rules within thirty (30) days of the effective date of notice of arbitration; however, if the parties fail to make such designation within thirty (30) days, the AAA shall make the appointment. The determinations of such arbitrators will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrators may be entered in any such court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrators shall apply the laws of the State of Alabama as to both substantive and procedural questions.

                 D. Car Allowance. The Company shall pay Employee a monthly car allowance payable monthly in advance in accordance with customary practices of the Company of not less than Five Hundred and No/100 Dollars ($500.00) per month.
                 E. Insurance and Benefits.

                    (i) Employee shall be entitled to participate in or receive benefits under all employee and executive benefit plans or arrangements and perquisites of employment, including, without limitation, plans or arrangements providing for health and disability insurance coverage, life insurance for the benefit of Employee's beneficiaries, deferred compensation and pension benefits, and personal financial, investment, legal or tax advice, all at the highest level that is available through the Company to other peer executive officers of the Company subject to the same terms and conditions as apply to such other peer executive officers.

                    (ii) Employee shall be entitled to all holidays recognized by the Company and paid vacation time in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for Employee at any time during the ninety (90) day period immediately preceding the Effective Date, or if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executive officers of the Company, but in no event less than three (3) weeks per year. Employee shall be reimbursed


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by the Company for all expenses  incurred on behalf of the Company in accordance with the then current reimbursement policies of the Company. Nothing paid to Employee under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation or payments paid or payable to Employee under this Agreement.

                    (iii) In the event of a termination of Employee's employment with the Company as a result of or in connection with a Triggering Event, and Employee elects under COBRA to continue his individual and/or family group health coverage, then for a twelve (12) month period following the Termination Date, the Company shall pay Employee (on a monthly basis) an amount equal to the actual premium cost to Employee for such continuation coverage.

                 F. Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company in effect for Employee at any time during the ninety
(90) day period immediately preceding the Effective Date or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executive officers of the Company.

                 G. Fringe Benefits. During the Term, Employee shall be entitled to fringe benefits in accordance with the most favorable policies, practices, programs and procedures of the Company in effect for Employee at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peer executive officers of the Company.

                 H. Office and Support Staff. During the Term, Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Employee by the Company at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to Employee, as provided generally at any time thereafter with respect to other peer executive officers of the Company.

              6. Stock Based Compensation. In addition to the remuneration described in Section 5, upon the execution of this Agreement and pursuant to the Movie Gallery, Inc. 1994 Stock Plan, As Amended, the Company shall grant to the Employee non-qualified stock options to purchase Forty Thousand (40,000) shares of the Company's Common Stock, at an exercise price per share of three and seven-eighths (3 7/8), and vesting over a two (2) year period with thirty-three and one-third percent (33 1/3%) vesting immediately and thirty-three and one-third percent (33 1/3%) vesting on the first (1st) and second (2nd) anniversary of the Effective Date.

              7. [Intentionally Left Blank]

              8. Termination.

                 A. This Agreement will commence on the Effective Date and shall continue during the Initial Term.

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                 B. In addition to the Initial  Term,  this  Agreement  shall be renewed for additional one (1) year periods (the "Renewal"), ad infinitum, unless either party gives notice of non-renewal at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Term.

                 C. During the Term, the Company or Employee may terminate this Agreement, subject to the terms, conditions and obligations hereof, by any of the following events:

                    (i) Mutual written agreement expressed in a single document signed by both the Company and Employee;
                   (ii) Voluntary Termination by Employee;
                  (iii) Death of Employee;
                   (iv) Termination Without Cause;
                    (v) Termination With Cause;
                   (vi) Constructive Termination; or
                  (vii) Permanent Disability.

                 Upon termination for any of the foregoing reasons, Employee shall continue to render services and shall be paid his Base Salary and benefits up to the Termination Date. In the event of such termination, this Agreement shall be deemed terminated for all purposes, except to the extent otherwise herein provided.

                 D. The obligations of Employee under Sections 8 and 9 shall survive termination or expiration of this Agreement. The obligations of the Company under Section 8, and those obligations under Section 5 that by their terms are to be paid or to continue after termination of this Agreement, shall also survive such termination.

              9. Proprietary Information.

                 A. In performance of services under this Agreement, Employee may have access to:

                    (i) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (hereinafter "Trade Secrets" or "Trade Secret"); or

                    (ii) information which does not rise to the level of a Trade Secret, but is valuable to the Company and provided in confidence to Employee (hereinafter "Confidential Information").

                 B. Employee acknowledges and agrees with respect to Trade Secrets and Confidential Information provided to or obtained by Employee (hereinafter collectively the "Proprietary Information"):

                    (i) that the Proprietary Information is and shall remain the exclusive property of the Company;

                    (ii) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

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                    (iii) to return the Proprietary Information,  and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and

                    (iv) to hold the Proprietary Information in confidence and not to copy, publish, or disclose to others or allow any other party to copy, publish, or disclose to in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

                 C. The obligations and restrictions set forth in this section 9 shall survive expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

                    (i) as to Trade Secrets, for so long as such information remains subject to protection under applicable law;

                    (ii) as to Confidential Information, for a period of two (2) years after expiration or termination of this Agreement for any reason.

                 D. The obligations set forth in this Section 9 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which:

                    (i) was in Employee's possession, free of any obligation of confidence, prior to his receipt of the Confidential Information from the Company;

                    (ii) is in the public domain at the time the Company communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee; or

                    (iii) is received by Employee independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

              10. Covenant Not To Compete. Employee hereby agrees that during the term hereof, and for a period of one (1) year from the date of expiration or termination of this Agreement for any reason, and within the Area, Employee will not:

                 A. compete with the Company in the Video Business, or engage in or carry on the Video Business, directly or indirectly, through any person or entity, or in any capacity, including, without limitation, agent, lender, trustee, consultant, shareholder, director, officer, employee, or partner;

                 B. be employed by, or perform any services as employee, consultant, or otherwise for, any person, firm, partnership, joint venture, corporation or other entity that competes with the Company in the Video Business, or that is engaged in the Video Business within the Area.

                 C. employ, solicit for employment, or advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any employee of the Company; or

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

                 D. deal with, invest in (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly traded corporation having assets in excess of $25,000,000.00), lend money to, guarantee loans of, make gifts to, advise, or by any other means assist any other person or entity that competes with the Company, or that is engaged in the Video Business within the Area.

              11. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such holdings shall not affect the enforceability of any other provision of this Agreement, and all other provisions shall continue in full force and effect.

              12. Attorneys' Fees. If a dispute between the parties arises in connection with this Agreement, the prevailing party as determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment is not subject to further appeal due to the passage of time or otherwise) shall be entitled to reimbursement from the other party for reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the resolution of the dispute.

              13. Headings. The headings of the several paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

              14. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; (ii) mailed by certified mail, return receipt requested, with proper postage prepaid; or (iii) delivered by recognized courier contracting for same day or next day delivery with signed receipt acknowledgment to:

                    (a)   To the Company:
                          M.G.A., Inc.
                          739 West Main Street
                          Dothan, Alabama  36301
                          Attention: Joe T. Malugen

                    (b)   To Employee:
                          Steven M. Hamil
                          203 Edinburgh Way
                          Dothan, Alabama  36301

or at such other address as the parties hereto may have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

              15. General Provisions. This Agreement shall be governed by and construed under the laws of the State of Alabama, without giving effect to its conflict of law principles. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Neither party may assign his or its rights and obligations under this Agreement to any other party.

              16. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and except as otherwise provided in this Agreement, supersedes and cancels all previous and contemporaneous written and oral agreements, including all prior employment agreements between the Company and Employee and amendments thereto. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party to be bound.

              IN WITNESS WHEREOF, the parties hereto have affixed their seals and executed this Agreement effective as of the date first above written.


                                         COMPANY

 ATTEST:                                 M.G.A., INC.


/s/ S. Page Todd                         By: /s/ Joe T. Malugen
----------------------                      ----------------------------
Secretary                                   Joe T. Malugen, Chairman and
                                            Chief Executive Officer

                                         Date: November 14, 1997

                                         EMPLOYEE:



/s/ Patricia S. Muench                   /s/ Steven M. Hamil
----------------------                   -------------------------------
Witness                                  Steven M Hamil, Individual

                                         Date: November 14, 1997








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